Council Bluffs, Iowa ----- On February 10, 2016, Southwest Iowa Renewable Energy, LLC (“ SIRE ” or the "Company") announced its unaudited financial results as of and for the three months ended December 31, 2015.

Results for the First Quarter of Fiscal 2016

		Three Months Ended December 31, 2015	Three Months Ended December 31, 2014
•	Revenues	$53,199,000	$72,536,000
•	Net Income -	$1,106,000	$9,828,000
•	Gross Margin -	$2,515,000	$16,633,000
•	Modified EBITDA -	$4,359,000	$16,664,000

SIRE reported net income for the three months ended December 31, 2015 of $1.1 million or $82.99 per basic unit compared to $9.8 million or $737.45 per basic unit for the three months ended December 31, 2014.

SIRE revenue from operations was $53.2 million in the three months ended December 31, 2015 compared to $72.5 million in the three months ended December 31, 2014.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $4.4 million for the three months ended December 31, 2015, compared to $16.7 million for the three months ended December 31, 2014.

SIRE had $3.0 million in cash and cash equivalents and $33.5 million available under revolving loan agreements, for a total cash and available borrowings of $36.5 million at December 31, 2015.

Brian Cahill, SIRE's President and CEO stated, “During this first quarter of Fiscal 2016, we continued to drive down our cost per gallon, implementing several efficiency measures, as well as capitalizing on lower utility costs. The harvest season went well for us, as we are now receiving Enogen corn, and utilizing our new 1 million bushel bins."
During the first quarter of Fiscal 2016, SIRE produced 29.1 million gallons of ethanol, voluntarily slowing production during times of compressed margins. Cahill commented - "We continue to focus on running the plant efficiently, always seeking the right balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands)
	For the three months ended December 31,
	2015	2014
Revenues	$53,199	$72,536
Cost of Goods Sold	50,684	55,903
Gross Margin	2,515	16,633

General and administrative expenses	1,205	1,385
Interest and other income, net	204	720
Loss from debt extinguishment	—	4,700
Net Income	$1,106	$9,828

Weighted Average Units Outstanding, Basic	13,327	13,327
Weighted Average Units Outstanding, Diluted	14,127	21,415
Net Income per unit, Basic	$82.99	$737.45
Net Income per unit, Diluted	$78.29	$477.56

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2015	December 31, 2014
	Unaudited	Unaudited
	in 000's	in 000's

Net Income	$1,106	$9,828
Interest expense, net	335	727
Depreciation	2,939	2,891
EBITDA	4,380	13,446
Unrealized Hedging (Gain) Loss	(21)	(1,482)
Loss from debt extinguishment	—	4,700
Modified EBITDA	$4,359	$16,664
Modified EBITDA per unit, basic	$327.08	$1,250.42

Statistical Information

Product Revenue Information
	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Denatured and undenatured Ethanol	$41,582	78.2%	$59,597	82.2%
Distillers Grains	9,389	17.6%	10,078	13.9%
Corn Oil	1,895	3.6%	2,624	3.6%
Other	333	0.6%	237	0.3%

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2015	September 30, 2015
	(unaudited)
ASSETS
Current Assets
Cash & restricted cash	$2,954	$3,335
Accounts receivable	5,898	3,764
Inventory	12,980	14,298
Other current assets	1,417	1,146
Total current assets	23,249	22,543
Net property and equipment	127,106	129,420
Other assets	2,475	2,513
Total Assets	$152,830	$154,476

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, accrued expenses, and other current liabilities	$15,016	$11,587
Current maturities of notes payable	6,501	6,506
Total current liabilities	21,517	18,093
Total long term liabilities	28,891	35,067
Total members' equity	102,422	101,316
Total Liabilities and Members' Equity	$152,830	$154,476

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392